UNITED STATES

SECURITIES & EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Luby’s Inc.

(Name of Registrant as Specified in Its Charter)

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Luby’s, Inc. 13111 Northwest Freeway Suite 600 Houston, Texas 77040 713-329-6800 www.lubys.com

December 3, 2009

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders of Luby’s, Inc. to be held on Friday, January 22, 2010, at 10:00 a.m., Houston time, at the Sheraton Houston Brookhollow Hotel, 3000 North Loop West, Houston, Texas 77092. All record holders of outstanding shares of Luby’s, Inc. common stock at the close of business on December 1, 2009 are eligible to vote on matters brought before this meeting.

Matters on which action will be taken at the meeting are explained in detail in the attached Notice and Proxy Statement. Please review the following Proxy Statement carefully. Your vote is important, so be sure to vote your shares as soon as possible. Please review the enclosed Proxy for specific voting instructions. Please note that if you hold your shares through a bank or broker and you do not indicate on your proxy card your preferences with respect to the election of directors, your bank or broker is not permitted to cast your vote on your behalf.

Thank you for your support.

Sincerely,

/S/ CHRISTOPHER J. PAPPAS
Christopher J. Pappas
President and Chief Executive Officer

LUBY’S, INC.

13111 Northwest Freeway, Suite 600

Houston, Texas 77040

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

JANUARY 22, 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of Luby’s, Inc., a Delaware corporation, will be held at the Sheraton Houston Brookhollow Hotel, 3000 North Loop West, Houston, Texas 77092, on Friday, January 22, 2010, at 10:00 a.m., Houston time, for the following purposes:

(1)	To elect two directors to serve until the 2011 Annual Meeting of Shareholders;

(2)	To ratify the appointment of Grant Thornton LLP as independent registered public accounting firm for the 2010 fiscal year; and

(3)	To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has determined that shareholders of record at the close of business on December 1, 2009, will be entitled to vote at the meeting.

A complete list of shareholders entitled to vote at the meeting will be on file at Luby’s corporate office at 13111 Northwest Freeway, Suite 600, Houston, Texas, for a period of ten days prior to the meeting. During such time, the list will be open to the examination of any shareholder during ordinary business hours for any purpose germane to the meeting.

Shareholders who do not expect to attend the meeting in person are urged to review the enclosed proxy for specific voting instructions and to choose the method they prefer for casting their votes.

By Order of the Board of Directors,

/S/ PETER TROPOLI
Senior Vice President, Administration, General Counsel, and Secretary

Dated: December 3, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:

The Notice of Annual Meeting of Shareholders, the Proxy Statement for 2010 Annual Meeting of Shareholders, and the Company’s Annual Report for the fiscal year ended August 26, 2009 are available electronically at http://www.lubys.com.

LUBY’S, INC.

13111 Northwest Freeway, Suite 600

Houston, Texas 77040

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being provided to shareholders in connection with the solicitation of proxies by the Board of Directors of Luby’s, Inc. (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held on Friday, January 22, 2010, or at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about December 15, 2009.

VOTING PROCEDURES

Your Vote is Very Important

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

Shares Outstanding, Voting Rights, and Quorum

Only holders of record of common stock of the Company at the close of business on December 1, 2009, will be entitled to vote at the meeting or at adjournments or postponements thereof. There were 28,053,151 shares of common stock outstanding as of December 1, 2009. Each share of common stock outstanding is entitled to one vote. The presence in person or by proxy of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum at the meeting.

Methods of Voting

•

Shares Held in Shareholder’s Name. If your shares are held in your name, you may vote by proxy or you may vote in person by attending the meeting. If your shares are held in your name and would like to vote your shares by proxy prior to the Annual Meeting, there are three ways for you to vote:

a.	Call 1-800-690-6903 (toll charges may apply for calls made from outside the United States) and follow the instructions provided;

b.	log on through the internet at www.proxyvote.com and follow the instructions at that site; or

c.	if you received a proxy card in the mail, complete, sign, and mail the proxy card in the return envelope provided to you.

Please note that telephone and Internet voting will close at 11:59 p.m. Eastern time on January 21, 2010. If you wish to vote by telephone or Internet, follow the instructions on your proxy card.

•

Shares Held in “Street Name” Through a Bank or Broker. If your shares are held through a bank or broker, you can vote via the Internet or by telephone if your bank or broker offers these options. Please see the voting instructions provided by your bank or broker for use in instructing your bank or broker how to vote. Your bank or broker cannot vote your shares without instructions from you. You will not be able to vote in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

If your proxy card is signed and returned without specifying choices, the shares represented will be voted as recommended by the Board of Directors (the “Board”) of the Company. If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note that you may vote by proxy prior to January 22, 2010 and still attend the Annual Meeting.

Revoking Your Proxy

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Shares Held in Shareholder’s Name. If your shares are held in your name, whether you vote by mail, the Internet, or by telephone, you may later revoke your proxy by delivering a written statement to that effect to the Secretary of the Company at the address provided above prior to the date of the Annual Meeting, by a later-dated electronic vote via the Internet, by telephone, by submitting a properly signed proxy with a later date, or by voting in person at the Annual Meeting.

•

Shares Held in “Street Name” Through a Bank or Broker. If you hold your shares through a bank or broker, the methods available to you to revoke your proxy are determined by your bank or broker, so please see the instructions provided by your bank or broker.

Vote Required

A majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors at the Annual Meeting is required for the election of a director nominee. Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy at the meeting. Approval of all other matters requires the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy at the meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the meeting. However, abstentions and broker non-votes will not be included in determining the number of votes cast on any matter.

A “broker non-vote” occurs when you fail to provide your broker with voting instructions at least ten days before the Annual Meeting and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a “routine” matter under applicable rules. Accordingly, if you hold your shares through a bank or broker and you do not indicate on your proxy card your preferences with respect to the election of directors, your bank or broker is not permitted to cast your vote on your behalf on that matter.

Other Business

The Board knows of no other matters that may be presented for shareholder action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies on the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

Confidential Voting Policy

It is the Company’s policy that any proxy, ballot, or other voting material that identifies the particular shareholder’s vote and contains the shareholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. The Company may be informed whether or not a particular shareholder has voted and will have access to any comment written on a proxy, ballot, or other material and to the identity of the commenting shareholder. Under the policy, the inspectors of election at any shareholder meeting will be independent parties unaffiliated with the Company.

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

The following table sets forth information concerning the beneficial ownership of the Company’s common stock, as of November 9, 2009, for (a) each director currently serving on the Board, (b) each nominee for election as a director at the Annual Meeting named in this Proxy Statement, (c) each of the officers named in the Summary Compensation Table not listed as a director, and (d) all directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer and shares that the director or executive officer has the right to acquire within 60 days after November 9, 2009.

Name (1)	Shares Beneficially Owned	Percent of Common Stock
Judith B. Craven (2)	36,781	*
Arthur R. Emerson (3)	38,875	*
K. Scott Gray (4)	43,692	*
Jill Griffin (5)	26,467	*
J.S.B. Jenkins (6)	33,475	*
Frank Markantonis (7)	44,157	*
Joe C. McKinney (8)	39,970	*
Gasper Mir, III (9)	32,593	*
Christopher J. Pappas (10)	3,928,720	14.00%
Harris J. Pappas (11)	4,067,167	14.50%
Peter Tropoli (12)	58,251	*
Jim W. Woliver (13)	43,413	*
All directors and executive officers of the Company, as a group (12 persons) (14)	8,393,561	29.92%

*	Represents beneficial ownership of less than one percent of the shares of the Company’s common stock issued and outstanding on November 9, 2009.
(1)

Except as indicated in these notes and subject to applicable community property laws, each person named in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares. Shares of phantom stock held by a nonemployee director convert into an equivalent number of shares of the Company’s common stock when the nonemployee director ceases to be a director of the Company due to resignation, retirement, death, disability, removal, or any other circumstance. The shares of common stock payable upon conversion of the phantom stock are included in this table because it is possible for the holder to acquire the common stock within 60 days if his or her directorship were to be terminated. Under the Company’s Nonemployee Director Stock Plan, restricted stock awards may become unrestricted when a nonemployee director ceases to be a director of the Company. Unless otherwise specified, the mailing address of each person named in the table is 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

(2)

The shares shown for Dr. Craven include 3,442 shares held for her benefit in a custodial account, 12,000 shares which she has the right to acquire within 60 days under the Nonemployee Director Stock Plan, 11,469 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan, and 9,870 shares of restricted stock.

(3)

The shares shown for Mr. Emerson include 5,179 shares held jointly with his wife in a custodial account, 12,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan, 11,826 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan, and 9,870 shares of restricted stock.

(4)

The shares shown for Mr. Gray include 6,520 shares held for his benefit in a custodial account, 32,081 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan and 5,091 shares of restricted stock.

(5)

The shares shown for Ms. Griffin include 4,821 shares held for her benefit in a custodial account, 8,000 shares which she has the right to acquire within 60 days under the Nonemployee Director Stock Plan, and 13,646 shares of restricted stock.

(6)

The shares shown for Mr. Jenkins include 5,437 shares held for his benefit in a custodial account, 8,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan, and 20,038 shares of restricted stock.

(7)

The shares shown for Mr. Markantonis include 14,921 shares held for his benefit in a custodial account, 10,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan, 3,878 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan, and 15,358 shares of restricted stock.

(8)

The shares shown for Mr. McKinney include 12,163 shares held for his benefit in a custodial account, 2,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan, and 25,807 shares of restricted stock.

(9)

The shares shown for Mr. Mir include 7,045 shares held for his benefit in a custodial account, 6,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan, 2,452 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan, and 17,096 shares of restricted stock.

(10)

The shares shown for Christopher J. Pappas include 3,404,803 shares held for his benefit in a custodial account, 145,817 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan, and 378,100 shares owned by Pappas Restaurants, Inc., as each of Christopher J. Pappas and Harris J. Pappas owns a 50% interest in Pappas Restaurants, Inc. and therefore owns a corresponding beneficial interest in the 756,200 shares owned by Pappas Restaurants, Inc.

(11)

The shares shown for Harris J. Pappas include 3,543,250 shares held for his benefit in a custodial account, 145,817 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan, and 378,100 shares owned by Pappas Restaurants, Inc., as each of Christopher J. Pappas and Harris J. Pappas owns a 50% interest in Pappas Restaurants, Inc. and therefore owns a corresponding beneficial interest in the 756,200 shares owned by Pappas Restaurants, Inc.

(12)

The shares shown for Mr. Tropoli include 3,300 shares held for his benefit in a custodial account, 49,397 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan, and 5,554 shares of restricted stock.

(13)

The shares shown for Mr. Woliver include 21,543 shares held in a custodial account for the benefit of Mr. Woliver and his wife, 12,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan, and 9,870 shares of restricted stock.

(14)

The shares shown for all directors and executive officers as a group include 7,032,424 shares held in custodial accounts, 443,112 shares which they have the right to acquire within 60 days under the Company’s various benefit plans, 132,200 shares of restricted stock, 29,625 shares of phantom stock held by nonemployee directors under the Nonemployee Director Phantom Stock Plan, and 756,200 shares owned by Pappas Restaurants, Inc., of which Christopher J. Pappas and Harris J. Pappas each own a 50% interest, as described above.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as to the beneficial ownership of the Company’s common stock by each person or group known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock as of November 9, 2009 and, unless otherwise indicated, is based on disclosures made by the beneficial owners in SEC filings under Section 13 of the Exchange Act:

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percent of Common Stock
Christopher J. Pappas (2)	3,928,720	14.00%
13939 Northwest Freeway
Houston, Texas 77040

Harris J. Pappas (3)	4,067,167	14.50%
13939 Northwest Freeway
Houston, Texas 77040

Dimensional Fund Advisors LP (4)	2,017,143	7.19%
1299 Ocean Avenue
Santa Monica, California 90401

(1)

Except as indicated in these notes and subject to applicable community property laws, each person named in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares.

(2)

The shares shown for Christopher J. Pappas include 3,404,803 shares held for his benefit in a custodial account, 145,817 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan, and 378,100 shares owned by Pappas Restaurants, Inc., as each of Christopher J. Pappas and Harris J. Pappas owns a 50% interest in Pappas Restaurants, Inc. and therefore owns a corresponding beneficial interest in the 756,200 shares owned by Pappas Restaurants, Inc.

(3)

The shares shown for Harris J. Pappas include 3,543,250 shares held for his benefit in a custodial account, 145,817 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan, and 378,100 shares owned by Pappas Restaurants, Inc., as each of Christopher J. Pappas and Harris J. Pappas owns a 50% interest in Pappas Restaurants, Inc. and therefore owns a corresponding beneficial interest in the 756,200 shares owned by Pappas Restaurants, Inc.

(4)

Information based solely on Report for the Calendar Year or Quarter Ended September 30, 2009 on Form 13F dated October 28, 2009 and filed on October 29, 2009 with the Securities and Exchange Commission by Dimensional Fund Advisors LP.

ELECTION OF DIRECTORS (Item 1)

The shareholders elect approximately one-third of the members of the Board of Directors annually. The Board is divided into three classes, as nearly equal in number as possible, with the members of each class serving three-year terms. Currently, the Board consists of ten members, three whose terms expire at the 2010 annual meeting of shareholders, four whose terms expire at the 2011 annual meeting of shareholders, and three whose terms expire at the 2012 annual meeting of shareholders.

At the 2009 annual meeting of shareholders, the shareholders approved a proposal to amend the Company’s Certificate of Incorporation to eliminate the classified structure of the Board of Directors. Accordingly, each director will serve the remainder of his or her current term and thereafter be elected to one-year terms at each Annual Meeting. As a result, from and after the 2012 annual meeting, the directors will no longer be divided into classes and each director will be elected to a one-year term expiring at the next succeeding annual meeting. The Directors elected at the 2010 Annual Meeting will represent the first class of directors to be elected to one-year terms.

The terms of Jill Griffin, Christopher J. Pappas, and Jim W. Woliver will expire at the Annual Meeting. The Board nominates Jill Griffin and Christopher J. Pappas for election as directors to serve until the 2011 annual meeting of shareholders or until their successors are elected and qualified. The Board recommends a vote “FOR” each nominee. Pursuant to the Company’s Corporate Governance Guidelines, Jim W. Woliver will retire from the Board of Directors as of the 2010 Annual Meeting.

All such nominees named above have indicated a willingness to serve as directors, but should any of them decline or be unable to serve, proxies may be voted for another person nominated as a substitute by the Board.

There are no family relationships, of first cousins or closer, among the Company’s directors and executive officers, by blood, marriage or adoption, except that Christopher J. Pappas and Harris J. Pappas are brothers and Frank Markantonis is the stepfather of Peter Tropoli, the Company’s Senior Vice President, Administration, General Counsel and Secretary.

The following information is furnished with respect to each of the nominees of the Board and for each of the directors whose terms will continue after the Annual Meeting.

Nominees for Election to Terms Expiring in 2011

JILL GRIFFIN, 55, advises corporations, both domestically and abroad, on customer loyalty strategies. Her business best seller, Customer Loyalty: How to Earn It, How to Keep It, has been published in six languages and was named to Harvard Business School’s “Working Knowledge” list. In 1988, she founded Austin-based consulting firm, Griffin Group, which specializes in customer loyalty research, customer experience strategy, and executive coaching. Ms. Griffin has been an independent director of the Company since January 2003 and is Vice-Chair of the Personnel and Administrative Policy Committee and a member of the Executive Compensation Committee. Ms. Griffin began her career at RJR/Nabisco where she served in a variety of brand management positions including Senior Brand Manager for the corporation’s largest brand. Ms. Griffin is a magna cum laude graduate, Distinguished Alumna recipient and Trustee of the University of South Carolina Moore School of Business from which she holds her Bachelor of Science and Master of Business Administration degrees. She has served on the marketing faculty at the University of Texas (UT). Her books have been adopted as textbooks for undergraduate and MBA courses at UT and other universities. Ms. Griffin is a member of the board of the National Association of Corporate Board Directors’ Texas Tri-Cities Chapter and the Austin Convention and Visitors Bureau.

CHRISTOPHER J. PAPPAS, 62, has been President and Chief Executive Officer and a director of the Company since March 2001. Mr. Pappas is a member of the Executive Committee. He also has been Chief Executive Officer of Pappas Restaurants, Inc. since 1980. Mr. Pappas graduated from the University of Texas with a Bachelor of Science in Mechanical Engineering. He sits on the advisory board of Amegy Bank N.A. (formerly Southwest Bank of Texas N.A.), and he previously served as a director on its board. Mr. Pappas is also a director of the National Restaurant Association; the University of Houston Conrad Hilton School of Hotel and Restaurant Management Dean’s Advisory Board; and the Greater Houston Partnership Board.

Incumbents Whose Terms Expire in 2011

JUDITH B. CRAVEN, M.D., M.P.H., 64, is the retired President of the United Way of the Texas Gulf Coast, where she served from 1992 until 1998. She is licensed to practice medicine and has a distinguished career in public health. She served as Dean of the School of Allied Health Sciences of the University of Texas Health Science Center at Houston from 1983 until 1992 and Vice President of Multicultural Affairs for the University of Texas Health Science Center from 1987 until 1992. She also served as Director of Public Health for the City of Houston from 1980 until 1983, which included responsibility for the regulation of all foodservice establishments in the City. Dr. Craven has been an independent director of the Company since January 1998 and is Vice Chair of the Board of Directors, Chair of the Personnel and Administrative Policy Committee, Vice-Chair of the Executive Compensation Committee and the Executive Committee, and a member of the Nominating and Corporate Governance Committee. She is also a director of Belo Corp. (NYSE:BLC); SYSCO Corporation (NYSE:SYY); Sun America Fund; Valic Corp.; and the Houston Convention Center Hotel. She is a former member of the Board of Regents of the University of Texas at Austin.

ARTHUR ROJAS EMERSON, 64, has been Chairman and Chief Executive Officer of GRE Creative Communications, a full-service, bilingual marketing and public relations firm, which includes Hispanic-targeted marketing, since June 2000. Mr. Emerson’s experience includes conducting foodservice television marketing campaigns. From 1994 until 2000, he was Vice President and General Manager of the Texas stations of the Telemundo television network. He served as Chairman of the San Antonio Hispanic Chamber of Commerce in 1994. In 1995, he served as Chairman of CPS Energy. He served as Chairman of the San Antonio Port Authority from 2001 to 2007. He served on the Board of the San Antonio Branch of the Dallas Federal Reserve Board from 1998 to 2004. He served as Chairman of the Greater San Antonio Chamber of Commerce in 1999. Mr. Emerson has been an independent director of the Company since January 1998 and is a member of the Finance and Audit Committee. He is currently Chairman of the Texas Aerospace Committee. Mr. Emerson is also currently a director of USAA Federal Savings Bank, Chairman of its Credit Committee, a member of its Finance and Audit Committee, and is former Chairman of its Trust Committee.

FRANK MARKANTONIS, 61, is an attorney with over thirty years of legal experience representing clients in the restaurant industry, with a concentration in real estate development, litigation defense, insurance procurement and coverage, immigration and employment law. For over fifteen years, he has served as General Counsel of Pappas Restaurants, Inc. He is a graduate of the University of Texas at Austin (1970) and the University of Houston Law Center (1973). Mr. Markantonis is admitted to practice in the following jurisdictions and before the following courts: The United States Supreme Court, District of Columbia Court of Appeals, United States Court of Appeals for the Fifth Circuit, The United States District Court for the Southern District of Texas, and the State of Texas. Mr. Markantonis is a member of the State Bar of Texas, District of Columbia Bar, and is a Fellow in the Houston Bar Association. He has been a director of the Company since January 2002 and is a member of the Personnel and Administrative Policy Committee.

GASPER MIR, III, 63, is a Certified Public Accountant and a principal owner of the public accounting and professional services firm MFR, P.C. (formerly known as Mir•Fox & Rodriguez, P.C.), which he founded in 1988. He is currently MFR’s Chief Administrative Officer, and previously his work included financial audit and accounting services for clients in the retail industry. From January 2003 through January 2008, Mr. Mir took a leave of absence from MFR and served as Executive General Manager of Strategic Partnerships for the Houston Independent School District. From 1969 until 1987, he worked at KPMG, an international accounting and professional services firm, serving as a partner of the firm from 1978 until 1987. Mr. Mir has been a director of the Company since January 2002 and is Chairman of the Board of Directors, Chairman of the Executive Committee and the Nominating and Corporate Governance Committee, and a member of the Finance and Audit Committee. As Chairman, he presides over all Board meetings, as well as executive sessions and meetings of the independent directors, and he acts as an intermediary between the Board and Luby’s Management. Mr. Mir is also a director of the Memorial Hermann Hospital System; the Greater Houston Community Foundation, the Sam Houston Council of Boy Scouts and the Houston A+ Challenge.

Incumbents Whose Terms Expire in 2012

J.S.B. JENKINS, 66, served as President, Chief Executive Officer, and a Director of Tandy Brands Accessories, Inc. (NYSE:TBAC), a designer, manufacturer and marketer of fashion accessories, since November 1971 until his retirement in 2009. Previously, he served in several executive capacities within that company, including President of Tex Tan Welhausen Co., a division of Tandy Brands, Inc. He has also served as the Executive Vice President of the Bombay Company, Inc., a designer and marketer of home accessories and furniture. Mr. Jenkins has been an independent director of the Company since January 2003 and is Chairman of the Executive Compensation Committee, Vice-Chairman of the Finance and Audit Committee, a member of the Nominating and Corporate Governance Committee, and a member of the Executive Committee. He also currently serves on the Board of Directors for Hardware Resources. He is a member of the Texas A&M University College of Business Administration/Graduate School of Business Development Council, the Texas A&M University President’s Council, the Advisory Board of Directors for the Texas A&M University 12th Man Foundation, and the Cotton Bowl Committee.

JOE C. McKINNEY, 63, has been Vice-Chairman of Broadway National Bank, a locally owned and operated San Antonio-based bank, since October 2002. He formerly served as Chairman of the Board and Chief Executive Officer of JPMorgan Chase Bank-San Antonio from November 1987 until his retirement in March 2002. Mr. McKinney graduated from Harvard University in 1969 with a Bachelor of Arts in Economics, and he graduated from the Wharton School of the University of Pennsylvania in 1973 with a Master of Business Administration in Finance. Mr. McKinney has been an independent director of the Company since January 2003 and is Chairman of the Finance and Audit Committee, a member of the Nominating and Corporate Governance Committee, and a member of the Executive Committee. He is a director of Broadway National Bank; Broadway Bancshares, Inc.; USAA Real Estate Company; and U.S. Global Investors Funds. He was a director of Prodigy Communications Corporation from January 2001 to November 2001, when the company was sold to SBC Communications, Inc., and served on its Special Shareholder Committee and Audit and Compensation Committee.

HARRIS J. PAPPAS, 65, has been Chief Operating Officer and a director of the Company since March 2001. He is a member of the Executive Committee and the Personnel and Administrative Policy Committee. Mr. Pappas graduated from Texas A&M University with a Bachelor of Business Administration in Finance and Accounting. Mr. Pappas also has been President of Pappas Restaurants, Inc. since 1980. He is a director of Oceaneering International, Inc. (NYSE: OII). Mr. Pappas is also an advisory trustee of Schreiner University and an advisory board member of Frost National Bank-Houston. He served as an advisory director of Memorial Hermann Affiliated Services from 2002 to 2004, and as a Corporate Member of Memorial Healthcare System from October 2004 to October 2006. He also has served as a director of TIRR Hospital in the Memorial Hermann System since January 2009.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM (Item 2)

The Board of Directors of the Company has appointed the firm of Grant Thornton LLP to audit the accounts of the Company for the 2010 fiscal year. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Ratification of the appointment of the independent registered public accounting firm is not a matter which is required to be submitted to a vote of shareholders, but the Board considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder ratification should be withheld, the Board would consider an alternative appointment for the succeeding fiscal year. The affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy at the meeting is required for approval.

Fees Paid to the Independent Registered Public Accounting Firm

The table below shows aggregate fees for professional services rendered for the Company by the Company’s independent registered public accounting firm, Grant Thornton LLP, for the fiscal years ended August 26, 2009 and August 27, 2008:

	2009	2008
	(in thousands)
Audit Fees	$470	$467
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$470	$467

Audit Fees for the fiscal years ended August 26, 2009 and August 27, 2008 consisted of fees associated with the audit of the Company’s consolidated financial statements and internal control over financial reporting included in the Company’s Annual Report on Form 10-K and reviews of its interim financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit-Related Fees. The Company did not incur any Audit-Related Fees for the fiscal years ended August 26, 2009 and August 27, 2008.

Tax Fees. The Company did not incur any Tax Fees for the fiscal years ended August 26, 2009 and August 27, 2008.

All Other Fees. The Company did not incur any other fees for the fiscal years ended August 26, 2009 and August 27, 2008.

Preapproval Policies and Procedures

All auditing services and nonaudit services provided by Grant Thornton LLP must be preapproved by the Finance and Audit Committee. Generally, this approval occurs each year at the August meeting of the Finance and Audit Committee for the subsequent fiscal year and as necessary during the year for unforeseen requests. The nonaudit services specified in Section 10A(g) of the Securities Exchange Act of 1934 may not be, and are not, provided by Grant Thornton LLP. Grant Thornton LLP provides a report to the Chair of the Finance and Audit Committee prior to each regularly scheduled Finance and Audit Committee meeting detailing all fees, by project, incurred by Grant Thornton LLP year-to-date and an estimate for the fiscal year. The Chair of the Finance and Audit Committee reviews the Grant Thornton LLP fees at each Finance and Audit Committee meeting. The

Finance and Audit Committee periodically reviews these fees with the full Board of Directors. During fiscal years 2008 and 2009, no preapproval requirements were waived for services included in the Audit-Related Fees, Tax fees and All Other Fees captions of the fee table above pursuant to the limited waiver provisions in applicable rules of the Securities and Exchange Commission.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP.

CORPORATE GOVERNANCE

Committees of the Board of Directors

The Board currently maintains the following standing committees: Finance and Audit, Nominating and Corporate Governance, Personnel and Administrative Policy, Executive Compensation, and Executive. All committees meet as necessary to fulfill their responsibilities. The Board has directed each committee to consider matters within its areas of responsibility and to make recommendations to the full Board for action on these matters. Only the Executive Committee is empowered to act on behalf of the Board, and the specific powers of that committee may be exercised only in extraordinary circumstances. The Board of Directors held five regular meetings during the fiscal year ended August 26, 2009. Each director attended at least 93% of the aggregate of all meetings of the Board and the committees of the Board on which he or she served during the last fiscal year.

Finance and Audit Committee

The Finance and Audit Committee is a standing audit committee established to oversee the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements. Its primary functions are to monitor and evaluate corporate financial plans and performance and to assist the Board in monitoring: (1) the integrity of the financial statements of the Company; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; (4) the performance of the Company’s internal audit function and its independent registered public accounting firm; and (5) the Company’s major risk exposures and the steps management has taken to monitor and control such exposures. Management is responsible for preparing the financial statements, and the independent registered public accounting firm is responsible for auditing those financial statements. The Finance and Audit Committee is also directly responsible for the appointment, compensation, retention, and oversight of the work of the Company’s independent registered public accounting firm and the preparation of the Finance and Audit Committee Report below. A copy of the current Finance and Audit Committee Charter adopted by the Board is available in print to any shareholder upon request and on the Company’s website at www.lubys.com. All members of the Finance and Audit Committee are independent directors as described under “Corporate Governance Guidelines—Director Independence” on page 15. The Finance and Audit Committee met eight times during the last fiscal year.

The Board determined that Gasper Mir, III and Joe C. McKinney are “audit committee financial experts” as defined in rules of the Securities and Exchange Commission adopted pursuant to the Sarbanes-Oxley Act of 2002 and are “independent” as prescribed by the listing standards of the New York Stock Exchange.

At least quarterly, Committee members have the opportunity to meet privately with representatives of the Company’s independent registered public accounting firm and with the Company’s Director of Internal Audit.

The members of the Finance and Audit Committee are: Joe C. McKinney (Chair); J.S.B. Jenkins (Vice-Chair); Arthur R. Emerson; and Gasper Mir, III.

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee are: (1) to maintain oversight of the development, structure, performance, and evaluation of the Board; (2) to seek and recommend candidates to fill vacancies on the Board; (3) to recommend appropriate Board action on renewal terms of service for incumbent members as their terms near completion; (4) to review compensation paid to non-management directors; and (5) to develop and periodically review the Company’s Corporate Governance Guidelines and recommend such changes as may be determined appropriate to the Board so as to reflect the responsibilities of the Board and the manner in which the enterprise should be governed in compliance with best practices. A copy of the current Nominating and Corporate Governance Committee Charter is available in print to any shareholder upon request and on the Company’s website at www.lubys.com. All members of the Nominating and Corporate Governance Committee are independent directors as described below. The Nominating and Corporate Governance Committee met four times during the last fiscal year.

The members of the Nominating and Corporate Governance Committee are: Gasper Mir, III (Chair); Judith B. Craven (Vice-Chair); J.S.B. Jenkins; and Joe C. McKinney.

Personnel and Administrative Policy Committee

The primary functions of the Personnel and Administrative Policy Committee are to monitor and evaluate the policies and practices of: (1) human resource management and administration; (2) management development; (3) non-executive officer compensation and benefits; (4) savings and investment plan administration; (5) marketing and public relations strategies; (6) loss prevention, quality assurance, and food safety policies and procedures; and (7) investor relations and communications on matters other than financial reporting. The Personnel and Administrative Policy Committee met four times during the last fiscal year.

The members of the Personnel and Administrative Policy Committee are: Judith B. Craven (Chair); Jill Griffin (Vice-Chair); Frank Markantonis; Harris J. Pappas; and Jim W. Woliver.

None of the members of the Committee is an officer or employee, or a former officer or employee, of the Company, except Messrs. Woliver and Pappas. Mr. Woliver retired as an officer and employee of the Company in 1997 and Mr. Pappas is currently Chief Operating Officer of the Company.

Executive Compensation Committee

The primary functions of the Executive Compensation Committee are: (1) to discharge the Board’s responsibilities relating to compensation of the Company’s Named Executive Officers (as defined in “Compensation Discussion and Analysis—Summary Compensation Table”) and (2) to communicate to shareholders the Company’s executive compensation policies and the reasoning behind such policies. The Executive Compensation Committee may delegate its responsibilities to a subcommittee consisting of one or more of its members. The Executive Compensation Committee Charter is available in print to any shareholder upon request and on the Company’s website at www.lubys.com. All members of the Executive Compensation Committee are independent directors as described under “Corporate Governance Guidelines—Director Independence” on page 15. The Executive Compensation Committee met three times during the last fiscal year.

For information concerning policies and procedures relating to the consideration and determination of executive compensation, including the role of the Executive Compensation Committee, see “Compensation Discussion and Analysis” beginning on page 21. For the report of the Executive Compensation Committee concerning the Compensation Discussion and Analysis, see “Executive Compensation Committee Report” on page 24.

The members of the Executive Compensation Committee are: J.S.B. Jenkins (Chair); Judith B. Craven (Vice-Chair); Jill Griffin; and Jim W. Woliver.

Compensation Committee Interlocks. During the fiscal year ended August 26, 2009, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers served on the Company’s Executive Compensation Committee. With the exception of Mr. Woliver, who was an officer of the Company from 1984 to 1997, no current or past officer serves on the Company’s Executive Compensation Committee.

Executive Committee

The primary functions of this Committee are: (1) to facilitate action by the Board between meetings of the Board; and (2) to develop and periodically review the Company’s standing committee charters. The Executive Committee did not meet during the last fiscal year.

The members of the Executive Committee are: Gasper Mir, III (Chair); Judith B. Craven (Vice-Chair); Joe C. McKinney; J.S.B. Jenkins; Christopher J. Pappas; and Harris J. Pappas.

Nominations for Director

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee may retain a third-party search firm to assist it in identifying candidates. The Nominating and Corporate Governance Committee will consider director candidates whose recommendations are timely submitted by our shareholders in accordance with the notice provisions discussed below under “Shareholder Proposals for 2011 Annual Meeting.”

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination is based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.

If the Committee determines, in consultation with the Board, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and report its findings to the Committee. The Committee then evaluates the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee, including:

•	a candidate’s expertise and experience;

•	independence (as defined by applicable New York Stock Exchange and Securities and Exchange Commission rules);

•	financial literacy and understanding of business strategy, business environment, corporate governance, and board operation knowledge;

•	commitment to the Company’s core values;

•	skills, expertise, independence of mind, and integrity;

•	relationships with the Company;

•	service on the boards of directors of other companies;

•	openness, ability to work as part of a team and willingness to commit the required time; and

•	familiarity with the Company and its industry.

The Nominating and Corporate Governance Committee also considers the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board and other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, and the need for Finance and Audit Committee expertise.

In connection with its evaluation, the Committee determines whether to interview the prospective nominee; in addition, if warranted, one or more members of the Committee, and others as appropriate, may interview prospective nominees in person. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The Company did not pay any third party a fee to assist in the process of identifying or evaluating nominees for election at the Annual Meeting.

CORPORATE GOVERNANCE GUIDELINES

The Company maintains Corporate Governance Guidelines evidencing the views of the Company on such matters as the role and responsibilities of the Board, composition of the Board, Board leadership, functioning of the Board, functioning of committees of the Board, and other matters. These guidelines are reviewed annually and modified when deemed appropriate by the Board. The current version of the Company’s Corporate Governance Guidelines are available in print to any shareholder upon request and can be found on the Company’s website at http://www.lubys.com/06aboutusGovernance.asp.

Director Independence

The Board has evaluated the independence of the members of the Board under the Luby’s Director Independence Test. In conducting this evaluation, the Board considered transactions and relationships between each director or his or her immediate family and the Company to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that each such director is independent. Based upon that evaluation, the Board determined that the following directors have no material relationship with us and, thus, are independent:

Judith B. Craven

Arthur R. Emerson

Jill Griffin

J.S.B. Jenkins

Joe C. McKinney

Gasper Mir, III

Jim W. Woliver

The Board also has determined that each member of the Finance and Audit Committee, the Nominating and Corporate Governance Committee, and the Executive Compensation Committee meets the independence requirements applicable to those committees prescribed by the New York Stock Exchange, the Securities and Exchange Commission, and the Internal Revenue Service. The Luby’s Director Independence Test is available in print to any shareholder upon request and on the Company’s website at www.lubys.com.

Executive Session Meetings of Non-Management Directors

Non-management directors regularly meet in executive sessions, without the presence of management directors or executive officers of Luby’s.

Presiding Director

The Chairman of the Board of Directors currently presides over the executive sessions of non-management directors. If the offices of Chief Executive Officer and Chairman are not separate or, for any other reason, the Chairman is not independent, the independent directors will elect one of the independent directors to preside over the executive sessions of non-management directors.

Board Member Meeting Attendance

Directors are expected to attend Board meetings and meetings of the Committees on which they serve, to spend the time needed, and to meet as frequently as necessary to properly discharge their responsibilities. During the fiscal year ended August 26, 2009, the Board of Directors held eleven meetings. Each Director attended at least 93% of the aggregate total of meetings of the Board of Directors and Committees on which he or she served. All of the Company’s ten Directors attended the 2009 Annual Meeting of Shareholders, and the Company expects that all continuing members of the Board will be present at the Annual Meeting.

Code of Conduct and Ethics for All Directors, Officers, and Employees

The Board has adopted a Policy Guide on Standards of Conduct and Ethics, which is applicable to all directors, officers, and employees. The intent of the Policy Guide on Standards of Conduct and Ethics is to promote observance of fundamental principles of honesty, loyalty, fairness, and forthrightness and adherence to the letter and spirit of the law. Waivers of any part of the Policy Guide on Standards of Conduct and Ethics for any director or executive officer are permitted only by a vote of the Board or a designated Board committee that will ascertain whether a waiver is appropriate under all the circumstances. The Company intends to disclose any waivers of the Policy Guide on Standards of Conduct and Ethics granted to directors and executive officers in print to any shareholder upon request and on the Company’s website at www.lubys.com.

Copies of the Policy Guide on Standards of Conduct and Ethics are available in print to shareholders upon request or on the Company’s website at www.lubys.com.

Code of Ethics for the Chief Executive Officer and Senior Financial Officers

The Board has adopted a Supplemental Standards of Conduct and Ethics that apply to the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and all senior financial officers (“Senior Officers’ Code”). The Senior Officers’ Code is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	compliance with governmental laws, rules, and regulations;

•	the prompt internal reporting to an appropriate person or persons identified in the Senior Officers’ Code of violations of the Senior Officers’ Code; and

•	accountability for adherence to the Senior Officers’ Code.

Waivers of the Senior Officers’ Code for the Chief Executive Officer, Chief Financial Officer, and the Controller are permitted only by a vote of the Board or a designated Board committee that will ascertain whether a waiver is appropriate under all the circumstances. The Company intends to disclose any waivers of the Senior Officers’ Code granted to the Chief Executive Officer, Chief Financial Officer, or the Controller on the Company’s website at www.lubys.com and in print to any shareholder upon request.

Copies of the Senior Officers’ Code are available in print to shareholders upon request or on the Company’s website at www.lubys.com.

Receipt and Retention of Complaints Regarding Accounting and Auditing Matters

To facilitate the reporting of questionable accounting, internal accounting controls, or auditing matters, the Company has established an anonymous reporting hotline through which employees can submit complaints on a confidential and anonymous basis. Any concerns regarding accounting, internal accounting controls, auditing, or other disclosure matters reported on the hotline are reported to the Chairman of the Finance and Audit Committee. These reports are confidential and anonymous. Procedures are in place to investigate all reports received by the hotline relating to questionable accounting, internal accounting controls, or auditing matters and to take any corrective action, if necessary. The Finance and Audit Committee is notified of these reports at every quarterly Committee meeting, or sooner if necessary.

Any person who has concerns regarding accounting, internal accounting controls, or auditing matters may address them to the attention of Chairman, Finance and Audit Committee, Luby’s, Inc., 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

Nonretaliation for Reporting

The Company’s policies prohibit retaliation against any director, officer, or employee for any report made in good faith. However, if the reporting individual was involved in improper activity, the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, the Company may consider the conduct of the reporting individual in promptly reporting the information as a mitigating factor in any disciplinary decision.

Shareholder Communications to the Board of Directors

Shareholders and other parties interested in communicating directly with the Chairman of the Board, the non-management directors as a group or the Board itself regarding the Company may do so by writing to the Chairman of the Board, in care of the Corporate Secretary at Luby’s, Inc., 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

The Board has approved a process for handling letters received by the Company and addressed to non-management members of the Board. Under that process, the Company’s Corporate Secretary reviews all such correspondence that, in the opinion of the Corporate Secretary, deals with the function of the Board or committees thereof or that the Corporate Secretary otherwise determines requires the Board’s attention. Directors may at any time request copies of all correspondence received by the Company that is addressed to members of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures that the Finance and Audit Committee has established with respect to such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and any persons beneficially owning more than ten percent of the Company’s common stock to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to provide copies of such reports to the Company. Based upon the Company’s review of copies of such reports received by the Company and written representations of its directors and executive officers, the Company believes that during the fiscal year ended August 26, 2009, all Section 16(a) filing requirements were satisfied on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

On July 23, 2002, the Company entered into an Indemnification Agreement with each member of the Board under which the Company obligated itself to indemnify each director to the fullest extent permitted by applicable law so that he or she will continue to serve the Company free from undue concern regarding liabilities. The Company has also entered into an Indemnification Agreement with each person becoming a member of the Board of Directors since July 23, 2002. The Board has determined that uncertainties relating to liability insurance and indemnification have made it advisable to provide directors with assurance that liability protection will be available in the future.

The Company obtains certain goods and/or services from entities owned or controlled by Christopher J. Pappas, President and Chief Executive Officer of the Company, and Harris J. Pappas, Chief Operating Officer of the Company (the “Pappas Entities”), pursuant to the terms of a Master Sales Agreement dated December 9, 2005. Under the terms of the Master Sales Agreement, the Pappas Entities may provide specialized (customized) equipment fabrication and basic equipment maintenance, including stainless steel stoves, shelving, rolling carts, and chef tables. During the 2009 fiscal year, the Pappas Entities provided goods to the Company under the Master Sales Agreement in the amount of approximately $367,000. Consistent with past practices, the Finance and Audit Committee, consisting entirely of independent directors, reviewed on a quarterly basis all applicable amounts related to the Master Sales Agreement.

The Company anticipates that payments to the Pappas Entities under the Master Sales Agreement during the current fiscal year will be primarily for goods purchased pursuant to the terms of the Master Sales Agreement. In the opinion of the Finance and Audit Committee, the fees paid by the Company for such goods and/or services are primarily at or below what the Company would pay for comparable goods and/or services (if available) from a party unaffiliated with the Company.

In the third quarter of fiscal year 2004, Messrs. Pappas became partners in a limited partnership which purchased a retail strip center in Houston, Texas. Messrs. Pappas collectively own a 50% limited partner interest and a 50% general partner interest in the limited partnership. An independent third party company manages the center. One of the Company’s restaurants has rented approximately 7% of the space in that center since July 1969. No changes were made to the Company’s lease terms as a result of the transfer of ownership of the center to the new partnership. On November 22, 2006, due to the approaching expiration of the previous lease, the Company executed a new lease agreement with respect to this property, which provides, effective upon the Company’s relocation and occupancy into the new space in July 2008, for a primary term of approximately 12 years with two subsequent five-year options. The new lease also gives the landlord an option to buy out the tenant on or after the calendar year 2015 by paying the then unamortized cost of improvements to the tenant. The Company will owe, under the lease, $20.00 per square foot plus maintenance, taxes, and insurance for each of the calendar years 2009, 2010, 2011, 2012, and 2013. Thereafter, the lease provides for reasonable increases in rent at set intervals which is accounted for on a straight line basis. The new lease agreement was approved by the Finance and Audit Committee. The Company made payments of $339,000 during fiscal year 2009, and $35,333 from August 26, 2009 to November 9, 2009, under the current lease agreement.

Policies and Procedures Regarding Related Person Transactions

The Board has adopted a written Related Person Transaction Approval Policy, which requires the Finance and Audit Committee to review each related person transaction (as defined below) and determine whether it will approve or ratify that transaction.

For purposes of the policy, a “related person transaction” is any transaction, arrangement, or relationship where the Company is a participant, the Related Person (defined below) had, has, or will have a direct or indirect material interest and the aggregate amount involved is expected to exceed $120,000 in any calendar year. “Related Person” includes: (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of the Company’s voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest. Certain specified transactions are deemed preapproved by Finance and Audit Committee.

In determining whether a related person transaction will be approved or ratified, the Finance and Audit Committee may consider factors such as: (a) the extent of the Related Person’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not Related Persons; (d) the benefit to the Company; and (e) the aggregate value of the transaction.

EXECUTIVE OFFICERS

Certain information is set forth below concerning the executive officers of the Company, each of whom has been elected to serve until his successor is duly elected and qualified:

Name	Served as Officer Since	Positions with Company and Principal Occupation Last Five Years	Age
Christopher J. Pappas	2001	President and CEO (since March 2001), CEO of Pappas Restaurants, Inc.	62

Harris J. Pappas	2001	Chief Operating Officer (since March 2001), President of Pappas Restaurants, Inc.	65

K. Scott Gray	2007	Senior Vice President and CFO (since April 2007), Vice President of Finance (October 2005 to April 2007), Director of Planning (May 2002 to October 2005) and Director of Internal Audit (July 2001 to May 2002), Pappas Restaurants (July 1996 to October 2005).	40

Peter Tropoli	2001	Senior Vice President-Administration, General Counsel (since March 2001), Secretary (since January 2006).	37

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION

Compensation Objectives

The Company’s executive compensation program is designed to enable the Company to execute its business objectives by attracting, retaining, and motivating the highest quality of management talent. The program serves to incent and reward executive performance, with the objective of enhancing shareholder value over the long term and encouraging long-term retention of executives. As such, each element of compensation is an integral part of achieving this purpose. In addition, the Company strives to remain competitive by balancing all elements of compensation. The Executive Compensation Committee (“the Committee”) annually evaluates the effectiveness of the Company’s executive compensation program in meeting its objectives. The Committee annually advises the Board on the compensation to be paid to the Company’s executive officers and approves the compensation for executive officers. The Committee evaluates compensation with reference to the Company’s performance for the prior fiscal year, competitive compensation data, evaluation of each executive’s contribution to the Company’s performance, each executive’s experience, responsibilities, and management abilities. The Company’s executive compensation program currently consists of three main components:

•	base salary;

•	a potential performance-based annual cash incentive payment; and

•

equity-based incentive compensation, the value of which is tied to the performance of the price of the Company’s common stock, and which is subject to vesting schedules requiring continued service with the Company.

The Company’s executive compensation program does not include any pension benefits. None of the Named Executive Officers (as defined under “—Summary Compensation Table” on page 25) participates in any retirement or defined benefit plan maintained by the Company.

The Company currently has no salary continuation agreement, or change in control agreements having similar effect, in place with any employee of the Company other than employment agreements with Messrs. Pappas as described under “—Employment Agreements” below.

Base Salaries

The Company seeks to compensate executives for their performance throughout the year with annual base salaries that are fair and competitive while being consistent with the Company’s position in the foodservice industry. Base salaries are reviewed annually or biannually by the Committee to ensure continuing consistency with the industry and the Company’s level of performance during the previous fiscal year. A third-party consultant previously provided benchmark information, through the use of peer and general industry data, which was used as a reference to assist the Committee. See “—Benchmarking and Use of Third-Party Compensation Consultant” beginning on page 23. Future adjustments to base salaries and salary ranges will reflect average movement in the competitive market and peers as well as individual performance. Any base salary increase awarded to an executive reflects the Company’s financial performance, individual performance, and/or potential changes in the officer’s duties and responsibilities.

The Company did not increase the base salaries of executive officers in fiscal year 2009 in light of the Company’s financial performance.

Salaries of the Chief Executive Officer and Chief Operating Officer are fixed according to each officer’s employment agreement, leaving only the short-and long-term incentive compensation for these officers within the discretion of the Committee. See “—Employment Agreements” and “—Compensation of Chief Executive Officer and Chief Operating Officer” beginning on page 24. Members of the Committee, along with members of the Finance and Audit Committee, were involved in advising the Board on the appropriateness and reasonableness of the compensation packages for these executive officers.

Non-Equity Incentive Compensation and Bonus

The Company’s annual incentive compensation is designed to be a balanced set of measures which blend Company-wide financial measures, process-improvement measures, and Company and individual business objectives. Corporate and individual performance objectives are established near the beginning of each fiscal year and monitored throughout the fiscal year. If earned, the annual incentive compensation paid to each executive in the form of a cash payment will vary according to the Company’s overall performance. A third-party consultant previously provided benchmark information through the use of peer and general industry data, which was used as a reference to assist the Committee. See “—Benchmarking and Use of Third-Party Compensation Consultant” beginning on page 23. The Executive Compensation Committee has the ultimate discretion with regard to annual incentive compensation. The Executive Compensation Committee retains full discretion to grant an additional cash bonus at fiscal year-end and may decide to award or withhold an incentive compensation award for an individual based upon overall Company performance or upon each participant’s individual performance during the year. The Executive Compensation Committee believes that same-store sales and earnings before interest, taxes, depreciation and amortization are important financial measures of executive performance. Accordingly, annual incentive compensation for the Chief Executive Officer and the Chief Operating Officer is determined by the Company’s performance relative to pre-determined goals that are based on same-store sales (50%) and earnings before interest, taxes, depreciation and amortization (50%), and the annual incentive compensation for all other Named Executive Officers is determined by the Company’s performance relative to pre-determined goals that are based on same-store sales (25%), earnings before interest, taxes, depreciation and amortization (25%) and by the executive’s performance relative to the attainment of individual business objectives for the fiscal year (50%).

The Company did not pay any non-equity incentive compensation or bonuses to executive officers with respect to fiscal year 2009 in light of the Company’s financial performance.

Long-Term Incentive Compensation

Long-term incentive compensation in the form of equity grants of the Company’s common stock, such as incentive stock option grants and grants of restricted stock, are used to (1) incent performance that leads to enhanced shareholder value, (2) encourage retention, and (3) closely align the executive’s interests with shareholders’ long-term interests. The expected present value of these incentives is calculated using the binomial pricing method. The size of stock option and restricted stock grants is determined relative to the Company’s size and its market, scope and responsibility of the individual, individual performance, share usage under the plan, employee qualifications and position, as well as peer and general industry data. A third-party consultant previously provided benchmark information through the use of peer and general industry data, which was used as a reference to assist the Committee. See “—Benchmarking and Use of Third-Party Compensation Consultant” beginning on page 23.

The Committee administers the Company’s stock option, ownership, and any other equity-based compensation plans to the Named Executive Officers. The Executive Compensation Committee typically considers the grants of incentive stock options to eligible executive officers and other officers on an annual basis. The options, which typically vest in installments over six to ten years, typically have an exercise price equal to the market price of the Company’s stock on the date of grant and provide compensation to the optionee only to the extent the market price of the stock increases between the date of grant and the date the option is exercised. Options are intended to provide long-term compensation tied specifically to increases in the price of the Company’s common stock. The number of option shares granted each year is typically determined by a formula using a dollar amount divided by the option’s exercise price.

All grants require Board approval and are typically presented at the first regularly scheduled Board meeting following the disclosure of year-end results. Neither the Company nor the Committee has a program, plan, or practice to time option grants to its executives in coordination with the release of material nonpublic information. Any stock options grants made to non-executive employees typically will occur concurrently with grants to Named Executive Officers.

The Company did not make any restricted stock grants to executive officers with respect to fiscal year 2009 in light of the Company’s financial performance.

Benchmarking and Use of Third-Party Compensation Consultant

In prior years, the Company engaged a third-party compensation consultant, Towers Perrin, to provide an assessment of the Company’s compensation structure for all of its officer positions and to evaluate their compensation relative to the marketplace. Towers Perrin relied on its own annual incentive plan design surveys, its experience with general industry companies with annual revenues similar to that of the Company, and research from the proxy statements of companies considered peers of the Company. Towers Perrin also developed marketplace base salary, target annual incentive opportunity, target total annual compensation, actual total annual compensation, long term incentive award level, target total direct compensation, and actual total direct compensation rates at the 25th, 50th, and 75th percentiles which were used as a reference to assist the Committee in designing and maintaining the Company’s compensation programs.

The Company did not increase the base salaries of its officers, nor did it award incentive compensation, in fiscal year 2009.

Role of Executive Officers

Of the Named Executive Officers, only the Chief Executive Officer has a role in determining executive compensation policies and programs. Within the parameters of the compensation policies established by the Executive Compensation Committee, the Chief Executive Officer makes preliminary recommendations for base salary adjustments and short-term and long-term incentive levels for the other Named Executive Officers. The Chief Executive Officer may base his recommendation on a variety of factors such as his appraisal of the officer’s performance and contribution to the Company and on market data. The Chief Executive Officer does not make any recommendations regarding his own compensation or that of the Chief Operating Officer.

Stock Ownership Guidelines

The Board of Directors has adopted guidelines for ownership of the Company’s common stock by executives and directors to help demonstrate the alignment of the interests of the Company’s executives and directors with the interests of its shareholders. The amount of stock in which a particular executive is required to hold is determined relative to the executive’s position with the Company. The guidelines provide that executives and directors are expected to attain the following levels of stock ownership within five years of their election to the specified director or officer position:

Position	Share Ownership
Chief Executive Officer, President and Chief Operating Officer	4 times annual base salary
Senior Vice President	2 times annual base salary
Vice President	Equal to annual base salary
Nonemployee Director	Shares with a market value of at least $100,000

Phantom stock and stock equivalents in the nonemployee director deferred compensation plan are considered common stock for purposes of the guidelines, as they are essentially awarded in lieu of cash compensation for Board services.

Employment Agreements

The Company is a party to employment agreements with Christopher J. Pappas, the Company’s President and Chief Executive Officer, and Harris J. Pappas, the Company’s Chief Operating Officer. These agreements were filed on November 14, 2005 with the Securities and Exchange Commission as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2005. Each agreement, as amended, expires in August 2010, and as amended provides for a fixed base annual salary of $400,000, plus potential bonus compensation in an amount that the independent Board of Directors of the Company or an authorized Committee, shall determine, solely based upon the Company’s performance relative to Board-approved goals relating to the Company’s achievement of same-store sales (50%) and earnings before interest, taxes, depreciation and amortization (50%) targets. On November 19, 2009, these agreements were amended to adjust the fixed annual base salary from $400,000 to $250,000. Please read “—Compensation of Chief Executive Officer and Chief Operating Officer” beginning on page 24 for more information regarding Messrs. Pappas’ employment agreements.

Each employment agreement, as amended, provides that the employee will be entitled to receive all of his compensation and benefits under the contract until August 31, 2010, if either (1) the Company terminates his employment without cause, as defined in the agreements, or (2) he terminates his employment for good reason, as defined in the agreements. For more information regarding potential payments under these employment agreements, please read “—Potential Payments upon Termination or Change in Control” beginning on page 27.

The Company does not have any agreements with any of its other officers, directors, or employees containing provisions governing the compensation and benefits that may be paid to any such person upon termination of employment or a change in control of the Company.

Compensation of Chief Executive Officer and Chief Operating Officer

Christopher J. Pappas and Harris J. Pappas have base salaries fixed according to their respective employment agreements with the Company. Under their current employment agreements, as amended on November 19, 2009, which expire in August 2010, the annual base salaries in fiscal year 2010 for Messrs. Pappas are $250,000, from $400,000 in fiscal year 2009. Messrs. Pappas are eligible to receive potential annual cash bonuses under their employment agreements in an amount that the independent Board of Directors of the Company or an authorized Committee, shall determine, solely based upon the Company’s performance relative to Board-approved goals relating to the Company’s achievement of same-store sales (50%) and earnings before interest, taxes, depreciation and amortization (50%) targets. Messrs. Pappas did not receive cash bonuses in fiscal year 2009. Each of their previous employment agreements, which were replaced by their current employment agreements in November 2005, had fixed each of their base salaries for fiscal 2006 at $300,000, with potential cash bonuses of up to $200,000. In connection with entering into the current employment agreements, on November 8, 2005 the Company granted Messrs. Pappas each options to purchase 65,500 shares of the Company’s common stock at an exercise price of $12.92 per share. In determining the size of the stock option grant, the Committee considered the Company’s size and its market, Messrs. Pappas’ respective individual performance and experience, peer group data and the size of grants previously made to Messrs. Pappas.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a public company’s tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million in any calendar year. Compensation that qualifies as “performance based compensation” (as defined for purposes of Section 162(m)) is excluded from the $1 million limitation, and therefore remains fully deductible by the company that pays it. Options granted under the Company’s long-term incentive plan have been structured to qualify as performance-based and thus would not be subject to this deduction limitation. While the Executive Compensation Committee will seek to utilize deductible forms of compensation to the extent practicable, it does not believe that compensation decisions should be made solely to maintain the deductibility of compensation for federal income tax purposes. Although none of the Named Executive Officers reached the deduction limitation in fiscal year 2008, the Executive Compensation Committee plans to continue to evaluate the Company’s salary, bonus, and stock option programs to determine the advisability of future compliance with Section 162(m).

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee reviewed and discussed the Company’s Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended August 26, 2009.

Executive Compensation Committee

J.S.B. Jenkins (Chair)

Judith B. Craven (Vice-Chair)

Jill Griffin

Jim W. Woliver

COMPENSATION TABLES AND INFORMATION

Summary Compensation Table

The table below contains information concerning annual and long-term compensation of the current Chief Executive Officer, all persons who served as Chief Executive Officer of the Company during the last fiscal year, the current Chief Financial Officer, all persons who served as Chief Financial Officer of the Company during the last fiscal year, and the next three most highly compensated individuals, as specified in Item 402 of regulation S-K, who made in excess of $100,000 in total compensation and who served as executive officers during the last fiscal year (the “Named Executive Officers”), for services rendered in all capacities for the fiscal year ended August 26, 2009.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Compensation	All Other Compensation (1)	Total
Christopher J. Pappas	2009	$400,000	$0	$0	$251,727	0	$0	$651,727
President and Chief Executive Officer	2008	400,000	0	0	225,415	0	0	625,415
	2007	400,000	0	0	215,859	0	0	615,859

Harris J. Pappas	2009	400,000	0	0	251,727	0	0	651,727
Chief Operating Officer	2008	400,000	0	0	225,415	0	0	625,415
	2007	400,000	0	0	215,859	0	0	615,859

K. Scott Gray (2)	2009	235,000	0	26,465	61,714	0	0	323,179
Senior Vice President and Chief Financial Officer	2008	235,000	43,200	28,104	48,521	9,400	0	364,225
	2007	170,577	0	12,976	31,316	9,400	0	224,269

Peter Tropoli	2009	250,000	0	36,792	92,482	0	0	379,274
Senior Vice President, Administration, General Counsel and Secretary	2008	250,000	45,000	39,097	78,349	10,000	0	422,446
	2007	236,000	0	19,095	60,568	10,000	0	325,663

(1)	Perquisites and other personal benefits that did not exceed $10,000 in the aggregate for any Named Executive Officer have been excluded.
(2)

Mr. Gray became the Company’s Senior Vice President and Chief Financial Officer on April 20, 2007. From the beginning of fiscal year 2007 until April 2007, he had served as the Company’s Vice President of Finance.

The following table summarizes grants of plan-based awards made to each of the Named Executive Officers during the Company’s last fiscal year.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant date fair value stock and awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Pappas	12/9/08	N/A	N/A	N/A	N/A	N/A	N/A	N/A	63,000	5.27	151,830
Harris J. Pappas	12/9/08	N/A	N/A	N/A	N/A	N/A	N/A	N/A	63,000	5.27	151,830
K. Scott Gray	12/9/08	N/A	N/A	NA	N/A	N/A	N/A	N/A	26,500	5.27	63,865
Peter Tropoli	12/9/08	N/A	N/A	N/A	N/A	N/A	N/A	N/A	26,500	5.27	63,865

(1)	The Plan does not contemplate Threshold, Target, or Maximum Payouts. Please see “Compensation Discussion and Analysis—Long-Term Incentive Compensation,” above, for further discussion.

The following table provides information regarding outstanding equity awards at fiscal year-end for each of the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year End

	Option Awards (1)							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christopher J. Pappas	49,125	(2)	16,375		N/A	12.92	11/7/2011	N/A		N/A	N/A	N/A
	43,045	(3)	43,044		N/A	10.18	10/18/2012	N/A		N/A	N/A	N/A
	N/A		63,000	(4)	N/A	5.27	12/8/2018	N/A		N/A	N/A	N/A

Harris J. Pappas	49,125	(5)	16,375		N/A	12.92	11/7/2011	N/A		N/A	N/A	N/A
	43,045	(6)	43,044		N/A	10.18	10/18/2012	N/A		N/A	N/A	N/A
	N/A		63,000	(7)	N/A	5.27	12/8/2018	N/A		N/A	N/A	N/A

K. Scott Gray	6,300	(8)	2,100		N/A	12.30	11/14/2011	N/A		N/A	N/A	N/A
	5,520	(9)	5,520		N/A	10.18	10/18/2012	N/A		N/A	N/A	N/A
	4,167	(10)	4,166		N/A	10.20	4/19/2013	N/A		N/A	N/A	N/A
	2,305	(11)	6,912		N/A	11.10	11/13/2013	N/A		N/A	N/A	N/A
	N/A		26,500	(12)	N/A	5.27	12/8/2018	N/A		N/A	N/A	N/A
	N/A		N/A		N/A	N/A	N/A	1,972	(13)	9,012	N/A	N/A
	N/A		N/A		N/A	N/A	N/A	920	(14)	4,204	N/A	N/A
	N/A		N/A		N/A	N/A	N/A	4,171	(15)	19,601	N/A	N/A

Peter Tropoli	13,500	(16)	4,500		N/A	13.45	10/9/2011	N/A		N/A	N/A	N/A
	11,830	(17)	11,828		N/A	10.18	10/18/2012	N/A		N/A	N/A	N/A
	3,514	(18)	10,541		N/A	11.10	11/13/2013	N/A		N/A	N/A	N/A
	N/A		26,500	(19)	N/A	5.27	12/8/2018	N/A		N/A	N/A	N/A
	N/A		N/A		N/A	N/A	N/A	3,154	(20)	14,414	N/A	N/A
	N/A		N/A		N/A	N/A	N/A	6,361	(21)	29,070	N/A	N/A

(1)	Except for the stock options granted to Messrs. Pappas, which were granted pursuant to their employment agreements with the Company, the stock options were granted under the Company’s Incentive Stock Plans.
(2)	This option vests in equal amounts on each of the first four anniversaries of the grant date, November 8, 2005.
(3)	This option vests in equal amounts on each of the first four anniversaries of the grant date, October 19, 2006.
(4)	This option vests in equal amounts on each of the first four anniversaries of the grant date, December 9, 2008.
(5)	This option vests in equal amounts on each of the first four anniversaries of the grant date, November 8, 2005.
(6)	This option vests in equal amounts on each of the first four anniversaries of the grant date, October 19, 2006.
(7)	This option vests in equal amounts on each of the first four anniversaries of the grant date, December 9, 2008.
(8)	This option vests in equal amounts on each of the first four anniversaries of the grant date, November 15, 2005.
(9)	This option vests in equal amounts on each of the first four anniversaries of the grant date, October 19, 2006.
(10)	This option vests in equal amounts on each of the first four anniversaries of the grant date, April 20, 2007.
(11)	This option vests in equal amounts on each of the first four anniversaries of the grant date, November 14, 2007.
(12)	This option vests in equal amounts on each of the first four anniversaries of the grant date, December 9, 2008.
(13)	This award of Restricted Stock Units vests on the third anniversary of the grant date, October 19, 2006.
(14)	This award of Restricted Stock Units vests on the third anniversary of the grant date, April 20, 2007.
(15)	This award of Restricted Stock Units vests on the third anniversary of the grant date, November 14, 2007.
(16)	This option vests in equal amounts on each of the first four anniversaries of the grant date, October 10, 2005.

(17)	This option vests in equal amounts on each of the first four anniversaries of the grant date, October 19, 2006.
(18)	This option vests in equal amounts on each of the first four anniversaries of the grant date, November 14, 2007.
(19)	This option vests in equal amounts on each of the first four anniversaries of the grant date, December 9, 2008.
(20)	This award of Restricted Stock Units vests on the third anniversary of the grant date, October 19, 2006.
(21)	This award of Restricted Stock Units vests on the third anniversary of the grant date, November 14, 2007.

The following table summarizes options exercised and stock awards that vested during the Company’s last fiscal year.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christopher J. Pappas	—	—	—	—
Harris J. Pappas	—	—	—	—
K. Scott Gray	—	—	1,500	5,820
Peter Tropoli	—	—	2,400	13,632

Potential Payments upon Termination or Change in Control

Trigger Events

The employment agreements between the Company and Christopher J. Pappas and Harris J. Pappas (each, an “Executive”) will terminate upon the Executive’s death or upon the Executive’s disability, which is defined as his becoming incapacitated by accident, sickness or other circumstance that renders him physically or mentally unable to carry out the duties and services required of him under the employment agreement on a full-time basis for more than 120 days in any 180-day period. If a dispute arises between the Executive and the Company concerning the Executive’s physical or mental ability to continue or return to the performance of his duties as described above, the Executive is required to submit to an examination by a competent physician mutually agreeable to both parties or, if the parties are unable to agree, by a physician appointed by the president of the Harris County Medical Association, and that physician’s opinion will be final and binding.

The Company may terminate at any time an employment agreement with an Executive for cause, which means that the Executive has (1) been convicted of a crime constituting a felony or a misdemeanor involving moral turpitude, (2) committed, or participated in, an illegal act or acts that were intended to defraud the Company, (3) willfully refused to fulfill his duties and responsibilities as required under the employment agreement, (4) breached material provisions of the employment agreement, a Company policy, or the Company’s code of conduct, in each case after notice from the Board and an opportunity to correct the breach, (5) engaged in gross negligence or willful misconduct in the performance of his duties and obligations to the Company, or (6) willfully engaged in conduct known, or which should have been known, to be materially injurious to the Company. The Company also may terminate at any time an employment agreement for any other reason, in the sole discretion of the Board.

The Executive may terminate his employment agreement for “good reason,” which means (1) a material reduction in the nature, scope or duties of the Executive or assignment of duties inconsistent with those of his position as specified in the employment agreement, or a change in the location of the Company’s business office in which his services are to be carried out, to a location outside Texas, (2) any breach of a material provision of the employment agreement by the Company after notice from the Executive and an opportunity to correct the breach, (3) within two years after the Company’s sale of all or substantially all of its assets or the merger, share exchange or other reorganization of the Company into or with another corporation or entity, with respect to which the Company does not survive, or (4) certain reductions in the employee benefits and perquisites applicable to the Executive. Finally, the Executive may terminate his employment agreement for any other reason, in his sole discretion.

Termination due to Death or Disability. If the Executive’s employment is terminated due to his death or disability, all compensation and benefits to the Executive under his employment agreement (other than any equity-based compensation awards granted to the Executive by the Company, which are governed by the terms of the applicable award agreement), will terminate immediately upon the termination of employment and without further obligation to the Executive or his legal representatives under his employment agreement, other than the payment of his base salary for the period through the date of termination. Under the Executives’ existing incentive stock option agreements, upon the death of the Executive the stock option may be exercised within one year after his death, by the person or persons to whom his rights under the option have passed by will or the laws of descent and distribution, until the expiration of the option in November 2011. If the Executive is terminated due to disability, the option may be exercised, to the extent the option was exercisable on the date of termination, until the earlier of the first anniversary of the date of termination or the expiration of the option.

Termination for Cause or other than for Good Reason. If the Executive terminates his employment without good reason, or if the Company terminates the Executive’s employment for cause, all compensation and benefits to the Executive under his employment agreement (other than any equity-based compensation awards granted to the Executive by the Company, which are governed by the terms of the applicable award agreement), will terminate immediately upon the termination of employment and without further obligation to the Executive or his legal representatives under his employment agreement, other than the payment of his base salary for the period through the date of termination. Under the Executives’ existing incentive stock option agreements, the Executive’s stock option may be exercised, to the extent the option was exercisable on the date of termination, until the earlier of the first anniversary of the date of termination or the expiration of the option.

Termination Without Cause or For Good Reason. If the Executive is terminated without cause, or if the Executive terminates his employment for good reason, the Company will be obligated to pay Executive his monthly base salary and benefits in effect on the date of termination for the remainder of the term of the employment agreement, which expires on August 31, 2010. If, however, the Executive violates the provisions in his employment agreement regarding confidentiality, non-competition, and standstill in connection with ownership of or other action with respect to the Company’s common stock, then the Executive will forfeit his rights to receive any further payments under the employment agreement. Under the Executives’ existing incentive stock option agreements, the Executive’s stock option may be exercised, to the extent the option was exercisable on the date of termination, until the earlier of the first anniversary of the date of termination or the expiration of the option.

Non-renewal of Agreement. If the Executive’s employment is terminated because the employment agreement is not renewed, then all compensation for periods subsequent to termination and all benefits to the Executive under the employment agreement will terminate immediately upon termination of employment. Under the Executives’ existing incentive stock option agreements, the Executive’s stock option may be exercised, to the extent the option was exercisable on the date of termination, until the earlier of the first anniversary of the date of termination or the expiration of the option.

Estimated Payments to Chief Executive Officer and Chief Operating Officer

The following table summarizes estimated benefits that would have been payable to each Executive if the Executives were terminated on August 26, 2009 for the reasons indicated below, giving effect to the amendments to each Executive’s employment agreement reducing his salary to $250,000 and extending the term of his employment to August 31, 2010.

Christopher J. Pappas

	Base Salary	Value of Accelerated Equity Awards
Without Cause or For Good Reason	$250,000	$421,217
For Cause or other than for Good Reason	—	421,217
Death	—	421,217
Disability	—	421,217
Non-renewal of Agreement	—	421,217

Harris J. Pappas

	Base Salary	Value of Accelerated Equity Awards
Without Cause or For Good Reason	$250,000	$421,217
For Cause or other than for Good Reason	—	421,217
Death	—	421,217
Disability	—	421,217
Non-renewal of Agreement	—	421,217

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Judith B. Craven	$33,000	$14,990	0	$47,990
Arthur R. Emerson	28,750	14,990	0	43,740
Jill Griffin	22,750	20,989	0	43,739
J.S.B. Jenkins	15,750	37,170	0	52,920
Frank Markantonis	19,250	23,983	0	43,233
Joe C. McKinney	15,750	49,764	0	65,514
Gasper Mir, III	43,250	29,978	0	73,228
Jim W. Woliver	27,250	14,990	0	42,240

(1)

Amounts shown reflect the aggregate proportionate fair value for shares of restricted stock granted to directors in the 2009 fiscal year that the Company has recognized as compensation costs in its financial statements for the 2009 fiscal year, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. The grant date fair value for each share is based on the closing stock price of Luby’s common stock on the date of grant.

(2)	Perquisites and other personal benefits that did not exceed $10,000 in the aggregate for any director have been excluded.

Each nonemployee director other than the Chairman of the Board is paid an annual retainer of $30,000. The Chairman of the Board is paid an annual retainer of $55,000. In addition to the base annual retainer of $30,000, the Chairman of the Finance and Audit Committee is paid an additional annual retainer of $14,000, and the Chair of each other Board Committee is paid an additional annual retainer of $3,500. All nonemployee directors are also paid the following meeting fees for each meeting he or she attends: (1) $1,500 per day for each meeting of the Board, including Committee meetings attended on the same day as a meeting of the Board, so long as the total duration of the meeting(s) attended on that day exceeds four hours; (2) $750 per day for each meeting of the Board, including Committee meetings attended on the same day as a meeting of the Board, if the meeting is conducted by telephone or its total duration is less than four hours; (3) $1,000 per day for each meeting of any Board committee held on a day other than a Board meeting day; and (4) $500 per day for each meeting of any Board committee conducted by telephone on a day other than a Board meeting day.

Pursuant the Company’s Amended and Restated Nonemployee Director Stock Plan (the “Plan”), each nonemployee director is required to receive the dollar value equivalent of at least $15,000 of the annual $30,000 retainer in restricted stock. In addition, each nonemployee director, prior to the end of any calendar year, may elect to receive an Elective Retainer Award, whereupon on the first day of each January, April, July, and October during the term of the plan, the director elects to receive shares, the value of which is equal to any portion of the director’s meeting and annual retainer fees in restricted stock. Directors receiving an Elective Retainer Award will also receive an additional number of whole shares of restricted stock equal to 20% of the number of whole shares of restricted stock issued in payment of the Elective Retainer Award for the quarterly period beginning on that date. The Plan allows the Board, in its discretion, to select nonemployee directors to receive an additional award of up to 5,000 shares of restricted stock in any 12-month period.

Further, under the Plan, nonemployee directors may be periodically granted nonqualified options to purchase shares of the Company’s common stock at an option price equal to 100% of their fair market value on the date of grant. Each option terminates on the earlier of the tenth anniversary of the grant date or one year after the optionee ceases to be a director. An option may not be exercised prior to the first anniversary of the grant date, subject to certain exceptions specified in the Plan. No nonemployee director may receive options to purchase more than 5,000 shares in any 12-month period.

The Company’s Nonemployee Director Deferred Compensation Plan permits nonemployee directors to defer all or a portion of their directors’ fees in accordance with applicable regulations under the Internal Revenue Code. Deferred amounts bear interest at the average interest rate of U.S. Treasury ten-year obligations. The Company’s obligation to pay deferred amounts is unfunded and is payable from general assets of the Company.

The Company’s Corporate Governance Guidelines establish guidelines for share ownership. Currently, Directors are expected to accumulate, over time, shares of the Company’s common stock with a market value of at least $100,000.

FINANCE AND AUDIT COMMITTEE REPORT

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements in the annual report on Form 10-K and their judgment about the quality and appropriateness of accounting principles and financial statement presentations, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements, and major issues as to the adequacy of the Company’s internal controls. In addition, the Committee discussed any matter required to be communicated under generally accepted auditing standards. The Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee also has discussed with the independent registered public accounting firm the firm’s independence from the Company and management, including matters in the written disclosures provided by the independent registered public accounting firm to the Finance and Audit Committee as required by the Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees). The Committee also considered the compatibility of nonaudit services with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 26, 2009, for filing with the Securities and Exchange Commission. The Committee appointed Grant Thornton LLP as the independent registered public accounting firm for the Company for the 2010 fiscal year.

Finance and Audit Committee

Joe C. McKinney (Chair)

J.S.B. Jenkins (Vice-Chair)

Arthur Emerson

Gasper Mir, III

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Proposals of shareholders for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2011 Annual Meeting of Shareholders submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received in writing by the Company at its corporate office no later than August 5, 2010. Notice of a shareholder proposal submitted outside the processes of Rule 14a-8 with respect to the Company’s 2010 Annual Meeting of Shareholders will be considered untimely if received by the Company after October 24, 2010.

The Company’s Bylaws provide that any shareholder of record may nominate a candidate for election as a director of the Company or bring any other business before an annual meeting of shareholders, so long as the shareholder gives timely notice thereof. To be timely, such notice must be delivered in writing to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of shareholders and must include (1) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information with respect to each nominee as would be required to be disclosed in a proxy solicitation relating to an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934; (2) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend the Company’s Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest in such business of such shareholder; and (3) as to the shareholder giving the notice, (a) the name and address of such shareholder, as they appear on the Company’s books, (b) the class and number of shares of the Company which are owned beneficially and of record by such shareholder, and any derivative positions owned beneficially by such shareholder, and (c) all such other information required to be submitted by the shareholder in accordance with the Bylaws.

REIMBURSEMENT OF CERTAIN EXPENSES

The Company requests persons such as brokers, nominees, and fiduciaries holding stock in their names for the benefit of others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company will reimburse such persons for their reasonable expenses.

HOUSEHOLDING OF PROXY MATERIALS

Under SEC rules, companies and intermediaries (such as brokers) may satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This practice, known as “householding,” is intended to improve the convenience of shareholders and to reduce the Company’s printing and postage costs.

A number of brokers with accountholders who are shareholders of the Company will be householding the Company’s proxy materials and accordingly, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards. Once you who have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or call the Company at (713) 329-6808 or write the Company at Luby’s, Inc., Investor Relations, 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

PROXY SOLICITATION

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers, and other employees of the Company who will receive no additional compensation therefore. We have also retained Georgeson to assist us in soliciting proxies for a fee of $8,000 plus reasonable out-of-pocket expenses. The Company also requests brokers, nominees, and fiduciaries holding stock in their names for the benefit of others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company will reimburse such persons for their reasonable expenses.

The Company will provide without charge on the written request of any person solicited hereby a copy of the Company’s Annual Report on Form 10-K for the year ended August 26, 2009. Written requests should be mailed to Luby’s, Inc., Investor Relations, 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

By Order of the Board of Directors,

/S/ PETER TROPOLI
Senior Vice President, Administration, General Counsel and Secretary

Dated: December 3, 2009

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

LUBY’S INC.

M18586-P87460

LUBY’S INC.

C/O AMERICAN STOCK TRANSFER

6201 15TH AVENUE

BROOKLYN, NY 11219

To withhold authority to vote for any individual

nominee(s), mark “For All Except” and write the

number(s) of the nominee(s) on the line below.

For Against Abstain

2. Proposal to ratify the appointment of Grant Thornton LLP as the independent public accountants of the corporation.

For

All

Withhold

All

For All

Except

0 0 0

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Vote on Directors

01) Jill Griffin

02) Christopher J. Pappas

1. Election of Directors

NOMINEES:

Vote on Proposal

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. Eastern Time the day before the cut-off date or meeting date.

Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,

Edgewood, NY 11717.

In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you

vote FOR the following:

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney,

trustee or guardian, please give full title as such. If the

signer is a corporation, please sign full corporate name by

duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by

authorized person.

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Yes No

HOUSEHOLDING ELECTION - Please indicate if

you consent to receive certain future investor

communications in a single package per household.

LUBY’S, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gasper Mir, III, Joe C. McKinney and Peter Tropoli, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this card, all the shares of Common Stock of Luby’s, Inc. held of record by the undersigned on December 1, 2009, at the

Annual Meeting of Shareholders to be held on January 22, 2010, or any adjournment or postponement thereof. This proxy revokes all prior proxies provided by the undersigned with respect to the shares covered hereby.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M18587-P87460